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                                                                     EXHIBIT 3.1




                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             VIASYSTEMS GROUP, INC.

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     The undersigned, being the Assistant Secretary of Viasystems Group, Inc., a
Delaware corporation, hereby certifies the following:

     1. (a) The name of the corporation is Viasystems Group, Inc. (the "Corporation").

     (b) The name under which the Corporation originally was incorporated was Circo Craft Holding Company, and the date of filing of the original Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") with the Secretary of State of the State of Delaware was August 28, 1996.

     2. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation, as amended, by, among other things, (i) eliminating the references to Series A Preferred Stock, Class A Common Stock and Class A Series II Common Stock, (ii) dividing the Board of Directors into three classes and (iii) prohibiting stockholder action by written consent.

     3. This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation (the "Board of Directors") by a unanimous written consent dated March ____, 2000 and by the written consent of the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL"), as applicable.

     4. The Certificate of Incorporation, as amended and restated hereby, shall upon its filing with the Secretary of State of the State of Delaware, read in its entirety as follows:

     FIRST: The name of the Corporation is Viasystems Group, Inc.

     SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

     THIRD: The purpose for which the Corporation is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the DGCL. The Corporation will have perpetual existence.

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 560,000,000 shares consisting of




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(a) 60,000,000 shares of a class designated as Preferred Stock, par value $.01 per share ("Preferred Stock"), of which 6,000,000 shares have been designated as Series B Preferred Stock (the "Series B Preferred Stock"), and (b) 500,000,000 shares of a class designated Common Stock, par value $.01 per share ("Common Stock").

         The designations and the powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock and the Common Stock are as follows:

     A. Reclassification of Existing Capital Stock.

         1. Subject to paragraph 2 below, upon the filing of this Amended and Restated Certificate of Incorporation, each six shares of Common Stock, par value $.01 per share, of the Corporation outstanding shall be reclassified into one share of the Common Stock, each six and two-thirds shares of Class A Common Stock, par value $.01 per share, of the Corporation outstanding shall be reclassified into one share of Common Stock and each six and two-thirds shares of Class A Series II Common Stock, par value $.01 per share, of the Corporation outstanding shall be reclassified into one share of Common Stock (such reclassifications collectively being the "Reclassification"), and thereupon the authorized capital stock of the Corporation shall be as provided in the first paragraph of Article Fourth above.

         (a) No fractional shares of Common Stock shall be issued upon the Reclassification. If any fraction of a share of Common Stock would, except for the provisions of this paragraph, be issuable upon the Reclassification, the Corporation shall, in lieu of issuing any fractional shares of Common Stock, pay to each stockholder who would otherwise be entitled to a fractional share an amount in cash equal to $17.50 per share multiplied by such fraction computed to the nearest whole cent.

         (b) After the Reclassification, each holder of the shares of capital stock of the Corporation being reclassified as provided herein shall be entitled to receive, upon surrender at the office of the Corporation or the transfer agent for the Common Stock of such holder's certificate or certificates representing the shares being reclassified, duly endorsed in blank or accompanied by duly executed proper instruments of transfer, as promptly as practicable after such surrender one or more certificates evidencing the Common Stock issuable to such holder in respect of the Reclassification. After the Reclassification, pending the issuance and delivery of such certificates in accordance herewith, the certificate or certificates evidencing the shares of capital stock being reclassified shall be deemed to evidence the shares of Common Stock issuable upon the Reclassification.

     B. Provisions Relating to the Preferred Stock.

         1. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences, rights, qualifications, limitations, and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of





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such class or series adopted by the Board of Directors of the Corporation as hereafter prescribed.

         2. Authority is hereby expressly granted to and vested in the Board of Directors of the Corporation to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

              (a) whether or not the class or series is to have voting rights, full, special, or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

              (b) the number of shares to constitute the class or series and the designations thereof;

              (c) the preferences, and relative, participating, optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

              (d) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities, or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

              (e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

              (f) the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

              (g) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

              (h) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or





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classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

              (i) such other special rights and protective provisions with respect to any class or series as may to the Board of Directors of the Corporation seem advisable.

         3. The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors of the Corporation may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors of the Corporation may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

     C. Provisions Relating to the Series B Preferred Stock.

         1. Dividends. The holders of Series B Preferred Stock shall be entitled to be paid cumulative dividends, as and when declared by the Board of Directors out of funds legally available therefor, at a rate per annum equal to (i) $2.00 per whole share prior to November 30, 2004, (ii) $2.50 per whole share on and after November 30, 2004 and prior to November 30, 2005, (iii) $3.00 per whole share on and after November 30, 2005 and prior to November 30, 2006, and (iv) $3.50 per whole share on and after November 30, 2006 (computed on the basis of a 360 day year comprised of 12 months of 30 days each), payable quarterly on February 28, May 31, August 31, and November 30 in each year, commencing on February 28, 1997 (each of such dates being a "Series B Dividend Payment Date"), to holders of record as they appear on the register of the Series B Preferred Stock on the February 15, May 15, August 15, and November 15, as appropriate, immediately preceding such Series B Dividend Payment Date. On the first twenty Series B Dividend Payment Dates after the initial date of issuance of the Series B Preferred Stock, any dividend on the Series B Preferred Stock accrued and payable as provided in this paragraph 1 shall be payable either, as elected by the Board of Directors, (i) in cash, (ii) by issuing a number of additional shares (or fractional shares) of Series B Preferred Stock (the "Additional Series B Shares") in respect of each such share (or fractional share) of Series B Preferred Stock then outstanding at the rate of 1/25th of a whole share of Series B Preferred Stock for each $1.00 of dividend declared or (iii) in any combination thereof; provided, however, that commencing on the earlier to occur of (i) the twenty-first Series B Dividend Payment Date after the initial date of issuance of the Series B Preferred Stock or (ii) the consummation by the Corporation of an underwritten initial public offering of the common stock, par value $.01 per share, of the Corporation ("Common Stock") pursuant to which the Corporation receives gross proceeds of at least $50.0 million, all dividends on the Series B Preferred Stock payable






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as provided in this paragraph 1 (including, without limitation, Cumulative
Dividends (as hereinafter defined)) shall be payable in cash; provided, however, that if cash dividends on the Series B Preferred Stock are directly or indirectly prohibited from being paid or declared pursuant to the terms of the Credit Agreement (or any extension, refinancing, renewal or replacement thereof), the Corporation may pay dividends, in lieu of cash, in Additional Series B Shares, provided further, however, that if such prohibitions are removed, dividends shall be payable in cash at the time such prohibitions are removed.

         If at any time dividends with respect to the shares of Series B Preferred Stock are not declared and paid in full on any Series B Dividend Payment Date, whether in cash or Additional Series B Shares or any combination thereof (the "Omitted Dividends"), the Series B Preferred Stock shall accrue additional dividends as if such Omitted Dividends had been paid in Additional Series B Shares and such Additional Series B Shares were outstanding on each succeeding Series B Dividend Payment Date until such accumulated quarterly dividends shall have been declared and paid in cash or in Additional Series B Shares by the Board of Directors (the "Cumulative Dividends"). Such Cumulative Dividends shall be fully cumulative (whether or not earned or declared) and shall be deemed to constitute accrued and unpaid dividends for all purposes hereof even if such additional dividends are not specifically mentioned in any particular context.

         So long as any Series B Preferred Stock shall remain outstanding, no dividend whatsoever (other than a dividend or dividends payable solely in Common Stock, other capital stock ranking junior to the Series B Preferred Stock as to payment of dividends and as to distribution of assets on liquidation, and/or warrants or other rights to acquire such common stock or other capital stock) shall be declared or paid or set apart for payment with respect to any class of capital stock or series thereof ranking junior to the Series B Preferred Stock as to payment of dividends or as to distribution of assets on liquidation, nor shall any shares of any class of capital stock or series thereof ranking junior to or on a parity with the Series B Preferred Stock as to payment of dividends or as to distribution of assets on liquidation be redeemed or purchased by the Corporation or any subsidiary thereof (except in exchange for Common Stock, other capital stock ranking junior to the Series B Preferred Stock as to payment of dividends and as to distribution of assets on liquidation, and/or warrants or other rights to acquire such common stock or other capital stock), nor shall any monies be paid to or made available for a sinking fund for redemption or purchase of any shares of any class of capital stock or series thereof ranking junior to or on a parity with the Series B Preferred Stock in payment of dividends or distribution of assets on liquidation unless, in each such instance, full dividends (including Cumulative Dividends) on all outstanding shares of Series B Preferred Stock for all past Dividend Periods (as herein defined) shall have been paid at the rate fixed therefor, and the dividends on all outstanding shares of Series B Preferred Stock for the then current quarterly dividend period shall have been paid or set aside for payment. So long as any Series B Preferred Stock shall remain outstanding, no cash dividends shall be declared or paid or set apart for payment with respect to any class of capital stock or series thereof ranking junior to or on a parity with the Series B Preferred Stock as to payment of dividends or as to distribution of assets on liquidation (except for cash dividends required to be paid on fractional shares), nor shall any shares of any class of capital stock or series thereof ranking junior to or on a parity with the





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Series B Preferred Stock as to payment of dividends or as to distribution of assets on liquidation be redeemed or purchased by the Corporation or any subsidiary thereof (except in exchange for Common Stock, other capital stock ranking junior to the Series B Preferred Stock as to payment of dividends and as to distribution of assets on liquidation, and/or warrants or other rights to acquire such common stock or other capital stock) nor shall any monies be paid to or made available for a sinking fund for redemption or purchase of any shares of any class of capital stock or series thereof ranking junior to or on a parity with the Series B Preferred Stock in payment of dividends or distribution of assets on liquidation unless, in each such instance, cash dividends on all outstanding shares of Series B Preferred Stock for the then current quarterly dividend period shall have been paid or set aside for payment. "Dividend Period" shall mean the period from the initial date of issuance of the Series B Preferred Stock to the first Series B Dividend Payment Date and each quarterly period between consecutive Series B Dividend Payment Dates.

         No dividend shall be paid or declared or set apart for payment with respect to any share of Series B Preferred Stock for any Dividend Period unless at the same time (i) a like proportionate dividend for the same Dividend Period shall be paid or set aside for payment on all shares of the Series B Preferred Stock then outstanding and entitled to receive such dividend and (ii) there shall have been paid or set aside for payment on all shares of any other class of capital stock or series thereof, if any, then outstanding and ranking on a parity with the Series B Preferred Stock as to payment of dividends, for the same dividend period of the Series B Preferred Stock, dividends ratably in proportion to the respective dividend rates fixed for the Series B Preferred Stock and said parity capital stock. No dividend shall be paid or declared or set apart for payment with respect to any shares of any other class of capital stock or series thereof, if any, then outstanding and ranking on a parity with the Series B Preferred Stock as to payment of dividends for any Dividend Period, unless there shall have been paid or set apart for payment on all shares then outstanding of the Series B Preferred Stock, for the same Dividend Period, dividends (payable in the same type of property including cash) ratably in proportion to the respective dividend rates fixed for the Series B Preferred Stock and said parity capital stock.

         2. Liquidation. Subject to the rights of the holders of any class of capital stock or series thereof ranking senior ("Senior Preferred Stock") to the Series B Preferred Stock as to distribution of assets on liquidation, in the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, the holder of each share of Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor, a cash liquidation payment equal to $25.00 per share plus a cash amount equal to all dividends accumulated and unpaid thereon to the date of payment (including Cumulative Dividends and whether or not earned and declared) before any distribution or payment shall be made to the holders of shares of Common Stock or any other class of capital stock or series thereof ranking junior to the Series B Preferred Stock as to distribution of assets on liquidation. If legally available funds are not sufficient to pay the full amount owed to the holders of the Series B Preferred Stock pursuant to the preceding sentence and the full amount owed to the holders of any other class or series of capital stock ranking on a parity with the Series B Preferred Stock as to





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distribution of assets on liquidation, such funds shall be distributed to the holders of the Series B Preferred Stock and such parity stock on a pro rata basis in proportion to their respective claims.

         Written notice of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, stating the payment date and the place where the distributable amounts shall be payable shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

         Neither the merger or consolidation of the Corporation into or with any other Person (as hereinafter defined), nor the merger or consolidation of any other Person into or with the Corporation, nor a sale, transfer, or lease or other disposition of all or any part of the assets of the Corporation, shall, without further corporate action, be deemed to be a liquidation, dissolution, or winding up of the affairs of the Corporation within the meaning of this paragraph 2. "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     3. Redemption.

         (a) Optional Redemption. The Corporation may, at its option, at any time and from time to time, redeem all or any portion of the outstanding shares of the Series B Preferred Stock, for cash at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon (including Cumulative Dividends and whether or not earned and declared but subject to the legal availability of funds therefor) to the Series B Redemption Date (as hereinafter defined), in accordance with subparagraph (c) of this paragraph 3.

         (b) Change of Control. Upon the occurrence of a Change of Control (as hereinafter defined), the Corporation shall redeem (subject to the legal availability of funds therefor and subject to the next sentence hereof), within sixty calendar days of such Change of Control, all outstanding shares of the Series B Preferred Stock at a redemption price, payable in cash, equal to the per share liquidation preference thereof, plus an amount equal to accumulated and unpaid dividends thereon (including Cumulative Dividends and whether or not earned or declared but subject to the legal availability of funds therefor) to the date such shares are redeemed. Notwithstanding the foregoing, the obligation of the Corporation to redeem shares of the Series B Preferred Stock upon the occurrence of a Change of Control shall be subject to any limitations that may be contained in the Credit Agreement. A "Change of Control" shall be deemed to occur if Hicks, Muse, Tate & Furst Incorporated, Mills & Partners, Inc. and/or their respective affiliates ("HMTF") shall cease to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of the Corporation, provided, that the occurrence of the foregoing event shall not be deemed a Change of Control if (a) at any time prior to the





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consummation of an initial public offering, and for any reason whatsoever, (i)
HMTF otherwise has the right to designate (and does so designate) a majority of the Board of Directors of the Corporation or (ii) HMTF and its employees, directors and officers (the "HMTF Group") own of record and beneficially an amount of Common Stock of the Corporation equal to at least 50% of the amount of Common Stock of the Corporation owned by the HMTF Group of record and beneficially as of November 26, 1996 and such ownership by the HMTF Group represents the largest single block of voting securities of the Corporation held by any Person or related group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (b) at any time after the consummation of an initial public offering, and for any reason whatsoever,
(i) HMTF shall own greater than 20% of the outstanding Common Stock of the Corporation and (ii) (A) any "Person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding HMTF, is not or shall not become the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of a greater percentage of voting stock of the Corporation than is owned by HMTF, or (B) the Board of Directors of the Corporation shall consist of a majority of Continuing Directors. "Continuing Directors" means the directors of the Corporation on November 26, 1996 and each other director, if in each case, such other director's nomination for election to the Board of Directors of the Corporation is recommended by a majority of the then Continuing Directors or such other director receives the vote of HMTF in his or her election by the shareholders. In the event of a merger or consolidation of the Corporation in which the Corporation is not the surviving entity and in connection with such transaction the Corporation is not required to redeem the Series B Preferred Stock, the holders shall be entitled to exchange their Series B Preferred Stock for securities of the surviving entity having economic terms substantially similar to the Series B Preferred Stock.

         (c) Redemption Procedure. If the Corporation shall determine to redeem less than all shares of the Series B Preferred Stock then outstanding pursuant to subparagraph (a) of this paragraph 3, (i) the shares to be redeemed shall be selected pro rata (as nearly as may be) so that the number of shares redeemed from each holder shall bear the same proportion to all the shares to be redeemed that the total number of shares then held by such holder bears to the total number of shares then outstanding or (ii) if the number of holders of the Series B Preferred Stock exceeds 250, and the board of directors so determines, the shares shall be selected by lot.

     Notice of every redemption shall be mailed, first class, postage prepaid, not less than 10 nor more than 60 days prior to the date fixed for redemption (the "Series B Redemption Date"), to each holder of record of shares to be redeemed, at such holder's address as it appears on the books of the Corporation. Each such notice shall state the Series B Redemption Date; the number of shares of Series B Preferred Stock to be redeemed, and, if less than all shares of Series B Preferred Stock held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; the redemption price applicable to the shares to be redeemed; the place or places where such shares are to be surrendered; and that dividends on shares to be redeemed will cease to accrue on the Series B Redemption Date.





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     Notice having been mailed as aforesaid, from and after the time of redemption (unless the Corporation defaults in providing money for the payment of the redemption price) dividends on shares called for redemption shall cease to accrue, said shares shall no longer be deemed to be outstanding, all rights of holders thereof as shareholders of the Corporation (except the right to receive the redemption price thereof, but without interest) shall terminate, and, upon surrender, in accordance with said notice, of the certificates for any such shares (properly endorsed or assigned for transfer, if the board of directors of the Corporation shall so require), such shares shall be redeemed by the Corporation at the applicable redemption price; provided, however, that the Corporation may include in such notice a statement that the money required for the payment of the redemption price will be deposited on a specified date, prior to the Series B Redemption Date, with a specified bank or trust company (which shall have an office in the City of New York and which shall have a combined capital and surplus of not less than $50,000,000) in trust for the benefit of holders of shares called for redemption, and, notice having been given, from and after such deposit shares called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith upon such deposit cease and terminate except for the right to receive the amount payable upon surrender of the certificates representing such shares from such bank or trust company (but not from the Corporation). If less than all the shares represented by any surrendered certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder who surrendered such certificate. Holders of shares of Series B Preferred Stock called for redemption shall not be entitled to any interest allowed by such depositary on money deposited to effect the redemption but any such interest shall be paid to the Corporation. Any money deposited as aforesaid for redemption of any shares and remaining unclaimed for one year after the date of such deposit shall then be repaid to the Corporation upon its request, and the holders of such shares shall thereafter look only to the Corporation for payment of the redemption price thereof, but without interest.

     Any share of Series B Preferred Stock redeemed or otherwise purchased or acquired by the Corporation shall be retired, shall no longer be deemed outstanding, and shall not be reissued.

     4. Voting Rights.

         (a) Generally. The holders of shares of Series B Preferred Stock shall not be entitled to vote except as set forth in the Certificate of Incorporation of the Corporation, as herein set forth in this paragraph 4 and as otherwise provided by law. In any vote by the holders of the Series B Preferred Stock pursuant to the preceding sentence, each holder of the Series B Preferred Stock shall be entitled to one vote for each full share and a fraction of a vote equal to the fraction of a share for each fractional share.

         (b) Special Voting Rights to Elect Directors. If at any time or times dividends payable on the Series B Preferred Stock shall be in arrears and shall not be paid in either cash or Additional Series B Shares for four consecutive Dividend Periods, then the number of directors constituting the Board of Directors, without further




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action, shall be increased by two and the holders of the Series B Preferred
Stock shall have the exclusive right, voting separately as a class, at any annual meeting of stockholders or special meeting called for such purpose or pursuant to written consent to elect, by majority vote, the directors of the Corporation to fill such newly created directorships. Such voting rights shall terminate at such time that all accrued and unpaid dividends (including Cumulative Dividends and whether or not earned or declared) on all shares of the Series B Preferred Stock then outstanding shall have been paid in full in either cash or Additional Series B Shares, and dividends thereon for the then current Dividend Period shall have been paid in either cash or Additional Series B Shares or declared or set apart for payment, subject, however, to revesting of such voting rights in the event of each and every subsequent failure of the Corporation to pay dividends for the requisite number of periods as described above.

         (c) Certain Actions. So long as any shares of the Series B Preferred Stock are outstanding, the Corporation shall not, without the written consent or the affirmative vote at a meeting called for that purpose of the holders of at least a majority of the votes of the shares of the Series B Preferred Stock then outstanding, voting separately as a class, (i) create, authorize or issue any class or series of capital stock ranking senior to the Series B Preferred Stock as to payment of dividends or as to distribution of assets on liquidation; provided, however, the Corporation may create, authorize or issue 10,000,000 shares of Senior Preferred Stock plus all additional shares of Senior Preferred Stock issued as dividends thereon; (ii) declare or pay or set apart for payment, directly or indirectly, any dividend (other than a dividend or dividends payable solely in Common Stock, other capital stock ranking junior to the Series B Preferred Stock as to payment of dividends and as to distribution of assets on liquidation ("Series B Junior Securities") and/or warrants or other rights to acquire Series B Junior Securities) with respect to any Series B Junior Securities or repurchase or redeem for cash any such Series B Junior Securities; or (iii) amend, alter, repeal or waive any of the powers, preferences, or special rights of the Series B Preferred Stock (as expressed in the Certificate of Incorporation of the Corporation) so as to affect adversely such powers, preferences, or special rights.

         (d) The foregoing provisions will not prohibit (i) the payment of any dividend within sixty days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions hereof,
(ii) the retirement of any shares of the Corporation's capital stock (other than shares issued to HMTF on November 26, 1996) in exchange for, or out of the net proceeds of the substantially concurrent sale of, other shares of the Corporation's capital stock, (iii) the acquisition or cancellation of capital stock in connection with any merger, consolidation or transfer, (iv) any repurchase or redemption of capital stock or other equity interest of the Corporation or any of its subsidiaries held by an employee of the Corporation or any of its subsidiaries in connection with the termination of such employees, to the extent that the aggregate amount of all such payments, redemptions, and repurchases does not exceed $5,000,000; and (v) cash payments to holders of Series B Junior Securities in lieu of the issuance of fractional shares.





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     5. Ranking.

         (a) Rights to Dividends. The Series B Preferred Stock shall rank as to dividends (i) senior to the Common Stock and any other class or series of capital stock which by its express terms provides that it ranks junior to the Series B Preferred Stock as to payment of dividends or which does not expressly provide for any ranking as to payment of dividends, (ii) on a parity with any class or series of capital stock which by its express terms provides that it ranks on a parity with the Series B Preferred Stock as to payment of dividends, and (iii) junior to any class or series of capital stock which by its express terms provides that it ranks senior to the Series B Preferred Stock as to payment of dividends.

         (b) Rights on Dissolution, Liquidation or Winding Up. The Series B Preferred Stock shall rank as to distribution of assets on liquidation (i) senior to the Common Stock and any other class or series of capital stock which by its express terms provides that it ranks junior to the Series B Preferred Stock as to distribution of assets on liquidation or which does not expressly provide for any ranking as to distribution of assets on dissolution, liquidation or winding up of the Corporation, (ii) on a parity with any class or series of capital stock which by its express terms provides that it ranks on a parity with the Series B Preferred Stock as to distribution of assets on dissolution, liquidation or winding up of the Corporation, and (iii) junior to any class or series of capital stock which by its express terms provides that it ranks senior to the Series B Preferred Stock as to distribution of assets on dissolution, liquidation or winding up of the Corporation.

     6. Fractional Shares. Any fractional shares of Series B Preferred Stock, whether issued as Additional Series B Shares pursuant to paragraph 1 or otherwise, shall be entitled to appropriately proportionate dividends, liquidation payments, voting rights, and all other rights of the Series B Preferred Stock.

  D. Provisions Relating to the Common Stock.

     1. Voting. Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held.

     2. Dividends. Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the board of directors at any time and from time to time out of any funds of the Corporation legally available therefor.

     3. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled





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

to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Paragraph (3), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.

  E. General.

     1. Subject to the foregoing provisions of this Certificate of Incorporation, the Corporation may issue shares of its Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors of the Corporation, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

     2. The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation's capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the Board of Directors of the Corporation. The Board of Directors of the Corporation shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.

     FIFTH: The number of directors constituting the entire Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation; provided, that such number shall be no less than six and no more than nine members (plus such number of directors as may be elected from time to time pursuant to the terms of any Preferred Stock that may be issued and outstanding from time to time); provided further, that the minimum or maximum number of directors constituting the entire Board of Directors of the Corporation may be changed only by an amendment to this Certificate of Incorporation. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. The directors of the Corporation shall be divided into three classes (with the first class ("Class I"), the second class ("Class II") and the third class ("Class III") each to consist of two or three directors). The term of office of the Class I directors shall expire at the 2001 annual meeting of stockholders, the term of office of the Class II directors shall expire at the 2002 annual meeting of stockholders and the term of office of the Class III directors shall expire at the 2003 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the 2001 annual meeting, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified. The Board of Directors, acting by a majority vote of the directors then in office, may fill any newly created directorships or vacancies on the Board of Directors. Subject to the rights of any one or more classes or series of Preferred Stock to elect directors under specified circumstances, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled generally to elect directors, voting together as a single class.

     Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to this section and applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Fifth unless expressly provided by such terms.

     Notwithstanding anything in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all shares of the Corporation entitled to vote generally in the election of directors then outstanding, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article Fifth.

     SIXTH: Directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation otherwise provide.

     SEVENTH: The directors of the Corporation shall have the power to adopt, amend, and repeal the bylaws of the Corporation.

     EIGHTH: No contract or transaction between the Corporation and one or more of its directors, officers, or stockholders or between the Corporation and any person (as used herein "person" means other corporation, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the





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

stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

     NINTH: The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Ninth is in effect. Any repeal or amendment of this Article Ninth shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Ninth. Such right shall include the right to be paid by the Corporation expenses incurred in investigating or defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, by-law, resolution of stockholders or directors, agreement, or otherwise.

     The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.





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

     As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

     TENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article Tenth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article Tenth, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the DGCL.

     ELEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation shall be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the Corporation may be called by the Board of Directors pursuant to a resolution adopted by a majority of the members of the board, by the Chairman of the Board of Directors, or by any holder or holders of at least fifty percent (50%) of the outstanding shares of the capital stock of the Corporation. Notwithstanding anything in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all shares of the Corporation entitled to vote generally in the election of directors then outstanding, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article Eleventh.


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                  IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed pursuant to Section 103(a)(2) of the DGCL by the undersigned duly authorized officer of the Corporation as of the ___ day of March, 2000.




                                      ------------------------------------
                                      Kelly E. Wetzler
                                      Assistant Secretary